Exhibit 10.11
EXECUTION VERSION
Management Equity Investment and Incentive Term Sheet

Name:	Kyle D. Lorentzen (“you”).

Effective Date:	May 5, 2008.

Term:	Two years, commencing on the Effective Date, subject to earlier termination by either party; term of employment shall automatically be renewed for consecutive one-year terms at the end of the initial term unless either party gives at least 90 days written notice of its intention not to renew prior to the expiration of a term.

Position:	Chief Operating Officer of Noranda Aluminum, Inc. (the “Company”).

Base Salary:	$310,000.

Annual Bonus:	Targeted annual bonus amount is 65% of base salary, with target payout primarily dependent upon achievement of the targets set forth for you in the Company’s bonus plan.

Employee Benefits:	You will participate in the employee benefit plans made available to senior executives of the Company.

Vacation:	You will be entitled to four weeks per annum of paid vacation.

Severance:	In the event that your employment is terminated by the Company without Cause or you resign your employment for Good Reason, subject to your execution and non-revocation of a release, the Company will pay you (i) severance in an amount equal to your then-current base salary for a period of 12 months (the “Severance Period”), and (ii) a pro rata portion of your annual bonus with respect to the portion of the year in which your termination occurs based on the Company’s actual performance for such full year and payable at such time as annual bonuses are otherwise paid by the Company. Amounts owed under (i) of this paragraph shall be payable in accordance with the Company’s regular payroll practices in the same amounts per payroll cycle in effect immediately prior to termination until the end of the calendar year in which termination occurs and then in a lump sum payable in the first month of the year following termination. The Company will also provide you (and your eligible dependants) continued health benefits during any notice period as if you were covered by the Company’s general severance plan for executives.

You will not be entitled to any severance (other than accrued and unpaid Base Salary) in the event that your employment with the Company is terminated for Cause or you resign without Good Reason.

Initial Share Grant:	As soon as practicable following the date hereof, Noranda Aluminum Holding Corporation (the “Parent”) will grant you 25,000 shares of Parent common stock (such shares, the “Initial Shares”). The Initial Shares shall not be taken into account in computing any benefits or entitlements under any benefit or incentive plan of the Company, the Parent or their respective affiliates or agreement between the Company, the Parent or any of their respective affiliates and you including, without limitation, this term sheet.

Initial Option Grant:	As soon as practicable following the date hereof, you will be granted options to purchase 50,000 shares of Parent common stock (the “Initial Options”). The Initial Options will have an exercise price equal to the fair market value of Parent common stock on the date of grant (which is currently $20.00 per share of Parent common stock).

The Initial Options will vest in two categories, provided that you are employed with the Company and its subsidiaries through each applicable vesting date:
(i)	50% of the Initial Options (“Tranche A Options”) will vest in equal tranches on each of the 12th, 24th, 36th, 48th and 60th month anniversaries of the Effective Date; and

(ii)	50% of the Initial Options (“Tranche B Options”) will vest at such time as the Investor realizes at least a 25% annualized rate of return from the Effective Date (when taking into account the equity value of the Parent as of immediately after the Effective Date), based on cash proceeds received by the Investor.

In the event of a sale of the Parent, all unvested Tranche A Options shall vest on the earlier of (i) the 18-month anniversary of the consummation of such sale or (ii) termination of your employment without Cause or for Good Reason during such 18-month period. Your unvested Tranche A options will otherwise continue to vest in accordance with the schedule set forth above.

The Initial Options will generally have a 90-day post-termination exercise period (180 days for death or disability), except that all options are forfeited on a termination for Cause.

The Initial Options will have a scheduled term of no less than 10 years.

Subsequent Share Purchase:	During your employment with the Company, you will have the right, upon notice to the Company of not less than 1 business day, to purchase an additional number of shares of Parent common stock equal to the quotient of $250,000 divided by the fair market value of Parent common stock on the date that you purchase the Subsequent Shares (the number of shares of Parent common stock you actually purchase, the “Subsequent Shares”). Your purchase price per share of the Subsequent Shares (the “Subsequent Shares Purchase Price”) will be equal to the fair market value of Parent common stock on the date that you purchase the Subsequent Shares (such date, the “Subsequent Shares Grant Date”). The Subsequent Share purchase shall be conditioned upon your execution of a subscription agreement in substantially the form customarily used by the Company.

Subsequent Options Grant:	In the event that you purchase the Subsequent Shares, the Company shall grant to you a number of options to purchase shares of Parent common stock equal to the number of Subsequent Shares you purchase (such options, the “Subsequent Options”). The Subsequent Options will have an exercise price equal to the Subsequent Shares Purchase Price.

The Subsequent Options shall be subject to the terms of an option agreement in substantially the form customarily used by the Company.

The Subsequent Options will vest at such time as the Investor realizes at least a 30% annualized rate of return from the Subsequent Shares Grant Date (when taking into account the equity value of the Parent as of immediately after the Subsequent Shares Grant Date), based on cash proceeds received by the Investor, provided that you are employed with the Company and its subsidiaries through such vesting date.

The Subsequent Options will generally have a 90-day post-termination exercise period (180 days for death or disability), except that all options are forfeited on a termination for Cause.

The Subsequent Options will have a scheduled term of no less than 10 years.

Right to Repurchase:	In the event that the Company, or its applicable subsidiary, terminates your employment for Cause or you terminate your employment without Good Reason prior to May 29, 2014, each of Apollo Management VI, LP and Apollo Alternative Assets,

L.P. (collectively, the “Investor”) and the Parent shall each have the right to repurchase all of your common stock (including common stock that you acquire due to the exercise of Initial Options or Subsequent Options) at the lesser of (i) fair market value (as determined by the Board of Directors of the Parent in good faith) and (ii) your original purchase price (or, with respect to the Initial Shares, the fair market value on the date of grant). If your employment is terminated or you resign for any reason other than the reasons set forth in the prior sentence, the Investor and the Parent shall each have the right to repurchase all of your common stock (including common stock that you acquire due to the exercise of Initial Options or Subsequent Options) at fair market value.

These repurchase rights must generally be exercised within 90 days following your termination of employment. However, if necessary to avoid liability accounting, the repurchase of shares you receive in settlement of Initial Options or Subsequent Options will not take place until six months and one day following the exercise of such Initial Options or Subsequent Options. Repurchase rights will expire on an IPO.

Company Shareholder Agreement:	You will be party to the existing Parent securityholders agreement (with respect to which you will enter into an adoption agreement), a subscription agreement, and an option agreement providing for, among other things:
•	customary tag-along rights (subject to customary underwriter cutbacks in an IPO) that will permit you to sell your shares of common stock, on a pro rata basis, in any transaction following which the Investor disposes of at least 10% of its position;

•	customary drag-along rights which will require you to sell your shares of common stock, on a pro rata basis, in any transaction following which the Investor disposes of at least 10% of its position;

•	piggy back registration rights entitling you to register your shares of Common Stock (or other applicable securities) in connection with registered offerings, subject to customary limitations (such as compliance with underwriter cutbacks, no right to participate in registrations statements on Form S-4 or S-8, etc.). Piggyback registration rights shall not apply in an IPO unless the Investor is selling shares in the IPO;

•	permitted transfers for estate-planning purposes; and

•	non-compete/non-solicitation provisions.

Restrictive Covenants:	Noncompetition with the Company or any of its affiliates and no hire and nonsolicitation of the Company’s and its affiliates’ employees, independent contractors or customers (including former employees and independent contractors) as set forth in Section 9 of Parent’s securityholders agreement, except that the “Restricted Period” shall apply while you are employed by the Company and for a period of one year after termination of employment for any reason (two years with respect to any rolled aluminum manufacturer). Standard ongoing confidentiality obligation will apply. For the avoidance of doubt, the restrictive covenants shall survive termination of the term of employment.

Cause:	For purposes of the foregoing, “Cause” means a termination of your employment by the Company or any of its subsidiaries based on (i) your commission of a felony crime or a crime of moral turpitude, (ii) your willful commission of a material act of dishonesty involving the Company or any of its affiliates or subsidiaries, (iii) your material breach of your obligations under any agreement entered into between you and the Company or any of its subsidiaries and affiliates, (iv) your willful or continued failure to perform your material duties, (v) your material breach of the policies or procedures of the Company or any of its subsidiaries, or (vi) any other willful misconduct which causes material harm to the Company or any of its affiliates or subsidiaries or their business reputations, including due to any adverse publicity provided, however, that none of the events described in the foregoing clauses (iii), (iv), (v) or (vi) shall constitute Cause unless the Company, or its applicable subsidiary that employs you, has notified you in writing describing the events which constitute Cause and then only if you fail to cure such events within fifteen (15) days after receipt of such written notice (provided that, in the event such breach is not curable, no notice period shall be required).

Good Reason:	For purposes of the foregoing, “Good Reason” means your voluntary resignation after any of the following actions are taken by the Company or any of its subsidiaries without your consent (i) a material reduction in your base salary or bonus potential (but not including any diminution related to an across-the-board compensation reduction applying to senior management of the Company and its subsidiaries generally), (ii) a material reduction or adverse change in your title, duties, or responsibilities each as in effect immediately after the Effective Date, or (iii) a notice by the Company of non-extension of the term of employment; provided, however, that none of the events described in the foregoing clauses (i), (ii) or (iii) shall constitute Good Reason unless you have notified the Company, or its applicable subsidiary that employs you, in writing describing the events which constitute Good Reason and then only if the Company or such subsidiary fails to cure such events within thirty (30) days after receipt of such written notice.

By signing below, the parties agree that this term sheet will be binding upon the parties and constitutes a binding commitment on the part of the undersigned executive to purchase the Purchased Equity.

NORANDA ALUMINUM, INC.

BY:	/s/ Alan Brown
Name: Alan Brown
Title: Vice President – Human Resources

NORANDA ALUMINUM HOLDING CORPORATION

BY:	/s/ Alan Brown

Name: Alan Brown
Title: Secretary and General Counsel

/s/ Kyle D. Lorentzen
Kyle D. Lorentzen